Exhibit 10.3.3

Regeneron Pharmaceuticals, Inc.
ID: [ ]
Notice of Grant of Award and Restricted Stock	777 Old Saw Mill River Road
Agreement	Tarrytown, New York 10591

[NAME]	RSA Number:	[ ]
[ADDRESS]	Plan:	[ ]
	ID:	[ ]

Effective <date> (the “Grant Date”) you have been granted an award of [    ] shares of Regeneron Pharmaceuticals, Inc. (the “Company”) common stock. These shares are restricted until the vest date(s) shown below.
The current total value of the award is $[        ].
The award will vest in full on the date(s) shown.

Shares		Full Vest Date
[	]*	[ ]*

You and the Company agree that this award is granted under and governed by the terms and conditions of the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long Term Incentive Plan, as amended from time to time, and the enclosed Restricted Stock Agreement, both of which are attached and made a part of this document.

 ____________________

*	Awards designated as annual awards will vest 50% on the second anniversary of the Grant Date and 50% on the fourth anniversary of the Grant Date. Awards to Senior Vice Presidents and Executive Vice Presidents designated as special awards will vest in their entirety on the fifth anniversary of the Grant Date. Awards to Vice Presidents designated as special awards will vest in their entirety on the fourth anniversary of the Grant Date.

REGENERON PHARMACEUTICALS, INC.
RESTRICTED STOCK AGREEMENT
PURSUANT TO
THE SECOND AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG-TERM INCENTIVE PLAN
THIS AGREEMENT (this “Agreement”), made as of the date on the Notice of Grant of Restricted Stock, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), and the employee named on the Notice of Grant of Restricted Stock (the “Recipient”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Plan (as defined below).
WHEREAS, the Recipient is an employee of the Company (or a Subsidiary of the Company) and the Company desires to afford the Recipient the opportunity to acquire or enlarge the Recipient’s stock ownership in the Company so that the Recipient may have a direct proprietary interest in the Company’s success; and
WHEREAS, the Committee administering the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”) has granted (as of the effective date of grant specified in the Notice of Grant of Restricted Stock) to the Recipient the shares of Restricted Stock as set forth in the Notice of Grant of Restricted Stock.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.Grant of Award. Pursuant to Section 8 of the Plan, the Company grants to the Recipient, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the number of shares of Restricted Stock as shown on the Notice of Grant of Restricted Stock. The Recipient’s grant and record of Restricted Stock share ownership shall be kept on the books of the Company until the restrictions on transfer have lapsed. At the Recipient’s request, vested shares may be evidenced by stock certificates or book-entry registration.
2.Vesting. (a) The shares of Restricted Stock granted to the Recipient shall vest in installments as provided in the Notice of Grant of Restricted Stock. The vesting schedule in the Notice of Grant of Restricted Stock indicates each date upon which the restrictions on transfer on the specified number of shares of Restricted Stock shall lapse, entitling the Recipient to freely transfer such shares, provided that the Recipient has not [(except with respect to retirement on the terms set forth below)]1 incurred a termination of employment with the Company and all Subsidiaries (the Company and its Subsidiaries shall be referred to herein, collectively, as the “Employer”). There shall be no proportionate or partial vesting in the periods between the Full Vest Dates specified in the Notice of Grant of Restricted Stock and all vesting shall occur only on such Full Vest Dates. No vesting shall occur after the termination of the Recipient’s employment with the Employer for any reason [(except with respect to retirement on the terms set forth below)]2. The provisions of this Section 2(a) are subject to (i) the provisions set forth in the Notice of Grant of Restricted Stock or any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Restricted Stock and (ii) the Committee’s determination in accordance with Section 8(h) of the Plan.
(b)     Notwithstanding anything herein (except the following sentence) or in the Notice of Grant of Restricted Stock to the contrary, but subject to the provisions of any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Restricted Stock, the Restricted Stock granted to Recipient shall be fully vested on the date the Recipient’s
1 Only applicable to Restricted Stock Agreements for George D. Yancopoulos, M.D., Ph.D.
2 Only applicable to Restricted Stock Agreements for George D. Yancopoulos, M.D., Ph.D.

employment with the Employer is terminated if the Recipient’s employment with the Employer is terminated on or within two years after the occurrence of a Change in Control by the Employer (other than for Cause) or by the Recipient for Good Reason. Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Restricted Stock, if the application of the provision in the foregoing sentence, similar provisions in other stock option or restricted stock grants, and other payments and benefits payable to the Recipient upon termination of employment with the Employer (collectively, the “Company Payments”) would result in the Recipient being subject to excise tax (the “Excise Tax”) payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Recipient to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Recipient (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Recipient minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Employer and the Recipient or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Recipient; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.
(c)         For purposes of this Agreement, “Cause” shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Restricted Stock (or where there is such an agreement or plan but it does not define “cause” (or words of like import)) (A) the willful and continued failure by the Recipient substantially to perform his or her duties and obligations to the Employer (other than any such failure resulting from his or her incapacity due to physical or mental illness), including without limitation, repeated refusal to follow the reasonable directions of the Employer, violation of the Employer’s Code of Business Conduct and Ethics, knowing violation of law in the course of performance of the duties of the Recipient’s employment with the Employer, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Employer’s premises during regular business hours; (B) fraud or material dishonesty against the Employer; or (C) a conviction or plea of guilty or nolo contendere to a felony or a crime involving material dishonesty; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified on the Notice of Grant of Restricted Stock that defines “cause” (or words of like import), as defined under such agreement or plan. For purposes of this Section 2(c), no act, or failure to act, on the Recipient’s part shall be considered “willful” unless done, or omitted to be done, by the Recipient in bad faith and without reasonable belief that his or her action or omission was in the best interest of the Employer. Any determination of Cause made prior to a Change in Control shall be made by the Committee in its sole discretion.
(d)      For purposes of this Agreement, “Good Reason” shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Restricted Stock (or where there is such an agreement or plan but it does not define “good reason” (or words of like import)) a termination of employment by the Recipient within one hundred twenty (120) days after the occurrence of one of the following events after the occurrence of a Change in Control unless such events are fully corrected in all material respects by the Employer within thirty (30) days following written notification by the Recipient to the Employer that Recipient intends to terminate his employment hereunder for one of the reasons set forth below: (A) (1) any material diminution in the Recipient’s duties and responsibilities from those which existed immediately prior to a Change in Control (except in each case in connection with the termination of the Recipient’s employment for Cause or as a result of the Recipient’s death, or temporarily as a result of the Recipient’s illness or other absence), or (2) the assignment to the Recipient of duties and responsibilities materially inconsistent with the position held by the Recipient; (B) any material breach by the Employer of any material provision of any written agreement with the Recipient or failure to timely pay any compensation obligation to the Recipient; (C) a reduction in the Recipient’s annual base salary or target bonus opportunity (if any) from that which existed immediately prior to a Change in Control; or (D) if the Recipient is based at the Employer’s principal executive office, any relocation therefrom or, in any event, a relocation of the Recipient’s primary office of more than fifty (50) miles from the location immediately prior to a Change in Control; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date on the Notice of Grant of Restricted Stock that defines “good reason” (or words of like import), as defined under such agreement or plan[; provided, however, that any such definition shall be deemed, solely for purposes of this Agreement, to include as one of the reasons that the employment of Leonard S. Schleifer, M.D. Ph.D. with the Company under the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between Dr. Schleifer and the Company, as in effect from time to time (the “Employment Agreement”), has ended due to Dr. Schleifer’s Involuntary Termination (as defined in the Employment Agreement)]3.
3.Termination of Service. Subject to the terms of the Plan and Section 2(b) hereof, if the Recipient’s employment with the Company is terminated for any reason (other than as set forth in Section 2(b) hereof and as a result of Recipient’s [retirement on the terms set forth below or]4 death), the Recipient shall forfeit any or all of the shares of Restricted Stock that have not vested in accordance with Section 2 hereof (the “Unvested Shares”). [Notwithstanding the preceding sentence, upon the Recipient’s retirement (as defined in the Company’s employee handbook as in effect on the date hereof), shares of Restricted Stock granted to the Recipient shall continue to vest in installments as provided in the Notice of Grant of Restricted Stock as if the Recipient had continued to be employed by or provide services to the Employer.]5 Shares of Restricted Stock granted to the Recipient in the Notice of Grant of Restricted Stock shall become fully vested as of the date of death of the Recipient, provided that the Recipient is employed by the Employer on the date of his/her death.
4.Restrictions on Transfer.    Unvested Shares may not be transferred or otherwise disposed of by the Recipient including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee in its sole discretion.
5.Securities Laws Requirements. The Company shall not be obligated to transfer any Unvested Shares or other shares of Company Stock to the Recipient, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).
6.Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
7.Taxes. The Recipient shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code. The Recipient shall pay to the Company, at the time the Recipient recognizes taxable income in respect to the shares of Restricted Stock as a result of having made an election under Section 83(b) of the Code in connection with such grant, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the shares of Restricted Stock. The Recipient may satisfy the foregoing requirement by making a payment to the Company in cash or, with the consent of the Company, by authorizing the Company to withhold cash otherwise due to the Recipient. In all other cases (except as may be otherwise determined by the Board of Directors or the Committee from time to time (including following the date hereof)), any such withholding obligation shall be satisfied by surrendering to the Company a portion of the
3 Only applicable to Restricted Stock Agreements for George D. Yancopoulos, M.D., Ph.D.
4 Only applicable to Restricted Stock Agreements for George D. Yancopoulos, M.D., Ph.D.
5 Only applicable to Restricted Stock Agreements for George D. Yancopoulos, M.D., Ph.D.

shares of Restricted Stock the vesting of which gives rise to the withholding obligation (but only to the extent of the minimum withholding required by law). Shares so surrendered by the Recipient shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such vesting (and the amount equal to the Fair Market Value of such shares shall be remitted by the Company to the appropriate tax authorities). The Recipient understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
THE RECIPIENT ACKNOWLEDGES THAT IT IS THE RECIPIENT'S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, IN THE EVENT THAT THE RECIPIENT DESIRES TO MAKE THE ELECTION.
8.Rights as a Shareholder. Pursuant to Section 8(e) of the Plan, the Company shall hold in escrow all dividends, if any, that are paid with respect to the Unvested Shares until all restrictions on such shares have lapsed. Pursuant to Section 8(f) of the Plan, the Recipient agrees (i) that the right to vote any Unvested Shares will be held by the Company and (ii) to execute an irrevocable proxy in favor of the Company in such form supplied by the Company. The Company may, in its sole discretion, determine to deliver any documents related to participation in the Plan or deliverable to the Recipient in the Recipient’s capacity as a shareholder of the Company by electronic means. The Recipient hereby consents to receive any and all such documents by electronic delivery to the extent the Company utilizes such delivery method from time to time.
9.Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company may require, as a condition of the issuance and delivery of certificates or the registration of book entries evidencing Restricted Stock pursuant to the terms hereof, that the certificates or book entries bear or be subject to such legends as set forth in the Plan, in addition to any other legends required under federal and state securities laws or as otherwise determined by the Committee. Except to the extent preempted by any federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
10.Recipient Bound by Plan. The Recipient acknowledges receipt of a copy of this Agreement and the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.
11.Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Company, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Recipient, to: the Recipient at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Recipient has terminated service with the Company, to the last address for the Recipient indicated in the records of the Company, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 11.
12.No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ the Recipient for any specified time period, nor does it modify in any respect the Recipient’s employment or compensation.
13.Recoupment. By entering into this Agreement and accepting the award hereunder, the Recipient agrees to be bound by the terms of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations, as in effect from time to time (or any successor policy thereto) (the “Recoupment Policy”), and further acknowledges and agrees that the Recoupment Policy shall apply to the shares of Restricted Stock granted hereunder (including after all restrictions on such shares have lapsed).